Exhibit 99.1

For Immediate Release

A.P. Pharma Announces Third Quarter 2012 Financial Results and Highlights Recent Corporate Progress

REDWOOD CITY, Calif. – November 5, 2012 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today reported financial results for the quarter ended September 30, 2012 and highlighted recent corporate progress.

“A.P. Pharma’s accomplishments over the quarter have put us in a strong position as we approach a new era for the organization and begin preparing for commercialization of APF530,” said John B. Whelan, A.P. Pharma’s president and chief executive officer. “We successfully completed the resubmission of our New Drug Application for APF530 and secured the financing necessary to fund our operations through the anticipated APF530 product launch in 2013. In addition, we have added key staff and executives that are essential to our pre-commercialization activities, including our chief commercial officer, Robert Rosen, and vice president of business development, Dr. Thomas Pitler.”

Recent Accomplishments

•

The Company announced on October 16, 2012 that its New Drug Application (NDA) for APF530 was accepted by the U.S. Food and Drug Administration (FDA), and the Agency has set a Prescription Drug User Fee Act (PDUFA) action date of March 27, 2013.

•	The Company closed a $53.6 million private placement of common stock in July 2012.

•

The Company announced the appointment of Robert Rosen as senior vice president and chief commercial officer on October 18, 2012 and the appointment of Thomas P. Pitler, Ph.D. as vice president of business development on September 9, 2012.

Results of Operations

A.P. Pharma’s net loss for the third quarter of 2012 was $6.1 million, or $0.02 per share, compared to a net loss of $4.2 million, or $0.02 per share, for the third quarter of 2011. The net loss was higher in the current fiscal quarter primarily due to higher stock compensation and personnel-related expenses, and increased spending related to the NDA resubmission.

Cash and cash equivalents as of September 30, 2012 were $60.0 million, compared to $18.0 million at December 31, 2011. Net cash used in operating activities was $10.9 million for the nine months ended September 30, 2012.

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A.P. Pharma Announce Third Quarter 2012 Financial Results	Page 2

The Company believes that its current cash resources are sufficient to fund its operations through the anticipated product launch of APF530 in 2013, assuming approval.

About APF530

A.P. Pharma’s lead product candidate, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV, so this indication represents an area of particular unmet medical need. APF530 contains the 5-HT3 antagonist granisetron formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. This five-day range is designed to cover the delayed phase of CINV, whereas currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for APF530 because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product candidate, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting. A.P. Pharma received a Complete Response Letter to its APF530 New Drug Application (NDA) and resubmitted the NDA to the U.S. Food and Drug Administration. The FDA has set a Prescription Drug User Fee Act (PDUFA) action date of March 27, 2013. For further information, please visit the Company’s web site at www.appharma.com.

(financial tables follow)

A.P. Pharma Announces Third Quarter 2012 Financial Results	Page 3

A.P. Pharma, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Contract revenue	$—	$—	$—	$646

Operating expenses:
Research and development	3,626	2,929	10,022	5,352
General and administrative	2,428	1,160	5,181	2,238

Total operating expenses	6,054	4,089	15,203	7,590

Operating loss	(6,054)	(4,089)	(15,203)	(6,944)
Interest expense, net	(195)	(62)	(402)	(326)

Loss from continuing operations	(6,249)	(4,151)	(15,605)	(7,270)
Income (loss) from discontinued operations	128	(51)	(6)	(283)

Net loss	$(6,121)	$(4,202)	$(15,611)	$(7,553)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.02)	$(0.02)	$(0.07)	$(0.08)

Net loss	$(0.02)	$(0.02)	$(0.07)	$(0.08)

Shares used to compute basic and diluted net loss per share	274,488	198,279	225,063	93,381

A.P. Pharma Announce Third Quarter 2012 Financial Results	Page 4

A.P. Pharma, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$60,048	$17,974
Prepaid expenses and other current assets	355	266

Total current assets	60,403	18,240
Property and equipment, net	1,228	1,075
Other long-term assets	130	130

Total assets	$61,761	$19,445

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,758	$1,010
Accrued expenses	1,033	1,498
Accrued disposition costs	1,088	1,082
Convertible notes payable to related parties, net of discount	365	103

Total current liabilities	4,244	3,693
Stockholders’ equity:
Common stock	3,024	2,002
Additional paid-in capital	230,343	173,989
Accumulated deficit	(175,850)	(160,239)

Total stockholders’ equity	57,517	15,752

Total liabilities and stockholders’ equity	$61,761	$19,445

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of APF530 and the potential timing for such approval, if approved at all, as well as risks relating to capital resources and liquidity, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

A.P. Pharma Announces Third Quarter 2012 Financial Results	Page 5

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President and Chief Executive Officer

Office Phone: 650-366-2626

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